Exhibit (a)(5)(L)

On June 13, 2023, Nano Dimension Ltd. posted the following message on Reddit:

On June 13, 2023, Nano Dimension Ltd. posted the following message via Display Advertising:

On June 13, 2023, Nano Dimension Ltd. posted the following message via Google Ads: